SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                 ------------

                                   FORM 8-K
             CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

                                 ------------

                          May 5, 2003 (April 29, 2003)
 ------------------------------------------------------------------------------
               Date of Report (Date of earliest event reported)

                                 Pinnacor Inc.
 ------------------------------------------------------------------------------
            (Exact Name of Registrant as Specified in its Charter)

       Delaware                    000-30309                13-4042678
 --------------------        ---------------------      -----------------------
     (State or Other         (Commission File No.)        (I.R.S. Employer
   Jurisdiction of                                         Identification  No.)
   Incorporation)

    601 West 26th Street
    13th Floor
    New York, NY                                       10001
 -----------------------------------       ------------------------------------
      (Address of Principal                         (Zip Code)
           Executive Offices)

                                (212) 691-7000
 ------------------------------------------------------------------------------
             (Registrant's telephone number, including area code)

                                     None
 ------------------------------------------------------------------------------
         (Former Name or Former Address, if Changed Since Last Report)

Item 7.  Exhibits

      (c)    Exhibits

      Exhibit 99.1 Press Release of Pinnacor Inc. dated April 29, 2003 reporting financial results for the first quarter of 2003

      Exhibit 99.2 Transcript of Pinnacor's conference call held on April 29, 2003 reporting first quarter 2003 financial results

Item 12.  Disclosure of Results of Operations and Financial Condition

On April 29, 2003 the Registrant announced its financial results for the first quarter of 2003 in a presentation that was broadly accessible to the public by dial-in conference call and via webcast.

The following information, including the exhibits attached hereto, shall not be deemed "filed" for purposes of Section 18 of the Securities Act of 1934, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, except as shall be expressly set forth by specific reference in such filing.

In addition to financial results determined in accordance with generally accepted accounting principles ("GAAP"), Pinnacor utilizes non-GAAP financial measures (within the meaning of Regulation G promulgated by the Securities and Exchange Commission) in its first quarter 2003 press release and conference call. For purposes of Regulation G, a non-GAAP financial measure is a numerical measure of a registrant's historical or future financial performance, financial position or cash flows that excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable measure calculated and presented in accordance with GAAP in the statement of income, balance sheet or statement of cash flows (or equivalent statements) of the issuer; or includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable measure so calculated and presented. These measures should be considered in addition to results prepared in accordance with GAAP, but are not a substitute for or superior to GAAP results. Non-GAAP financial measures are used because management believes this information provides investors useful information in evaluating the results of the continuing operations and believes that this information provides the users of the financial statements a valuable insight into the operating results of Pinnacor. The non-GAAP measure of adjusted EBITDA is presented to supplement the consolidated financial statements in accordance with GAAP. Pinnacor defines adjusted EBITDA as operating loss excluding depreciation and amortization and stock-based compensation. Specifically, management believes that adjusted EBITDA is of interest to its investors because Pinnacor excludes these costs when analyzing operations since they are principally non-cash. Adjusted EBITDA does not represent cash flow from operations, as defined by GAAP. Adjusted EBITDA should not be considered a substitute for net income or loss, or as an indicator of operating performance or whether cash flows will be sufficient to fund cash needs.

Attached and incorporated herein by reference as Exhibit 99.1 and Exhibit 99.2 is a copy of a press release of the Registrant, dated April 29, 2003, reporting the registrant's financial results for the first quarter of 2003 and a transcript of the conference call held on such date.

                                   SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                       PINNACOR INC.

                                       By:  /s/ David Obstler
                                            ----------------------
                                       David Obstler
                                       Chief Financial Officer and EVP Corporate
                                       Development and Strategy

Date:  May 5, 2003

                                 EXHIBIT INDEX


        Exhibit No.        Description

        99.1 Press Release dated May 2, 2003 dated April 29, 2003 reporting financial results for the first quarter of 2003

        99.2 Transcript of Pinnacor's conference call held on April 29, 2003 reporting first quarter 2003 financial results

                                                                  Exhibit 99.1

Pinnacor Inc.
Contacts:
Investors:                                                  Media:
Rowan Hajaj                                                 Therese Bruno
212.691.7900                                                212.691.7900
rhajaj@pinnacor.com                                         tbruno@pinnacor.com


FOR IMMEDIATE RELEASE


             Pinnacor Inc. Reports GAAP Break-even EPS in Q1 2003

         Fourth Consecutive Quarter of EBITDA Profitability and Growth

New York, N.Y., April 29, 2003 - Pinnacor Inc. (Nasdaq: PCOR), a provider of business and financial information and analytical applications, today announced financial results for the first quarter ending March 31, 2003.

Financial Highlights for the First Quarter 2003:

o  Reports GAAP EPS of $0.00 from a loss of $(0.02) in the first quarter of 2002

o Net income, excluding amortization of identifiable assets and stock-based compensation, of $2,000 or $0.00 per share, versus a loss of $1.6 million or $(0.04) per share in the first quarter of 2002

o Reports EBITDA, excluding stock-based compensation, of $434,000, versus a loss of $941,000 in the first quarter of 2002

o Reports revenues of $8.3 million, up from $8.2 million in the prior quarter |X| Ends the quarter with cash, cash equivalents and marketable securities of $48.6 million, or approximately $1.19 per share

"We continue to strengthen Pinnacor's financial profile with four consecutive quarters of positive and growing EBITDA," said Kirk Loevner, chairman and CEO, Pinnacor. "We made good progress during the quarter on a number of key product and technology initiatives, developing new products such as our suite of goal-based planning tools and integrating technology acquired from Inlumen."

Continued Loevner, "We see promising opportunities ahead for Pinnacor as financial institutions and other corporations continue to invest in their online properties and intranets. We believe that growth in each of our target markets, combined with the trend towards outsourced technology solutions, will contribute to increasing demand for our products and services in the future."


Continued Improvement in Operating Performance

Revenues were $8.3 million in the first quarter of 2003, up from $8.2 million in the fourth quarter 2002 and down from $9.4 million in the comparable period of the prior year.

Total operating expenses, excluding cost of sales, depreciation, amortization and stock-based compensation, were $5.0 million, a 32-percent reduction from the $7.4 million in the comparable period of 2002.

EBITDA, excluding stock-based compensation, was $434,000 in the first quarter, a significant improvement from the $941,000 loss reported in the same period a year ago.

Net income for the first quarter, excluding amortization of identifiable intangible assets and stock-based compensation, was $2,000, or $0.00 per share, based on 40.8 million weighted average shares outstanding. This compares to a loss of $1.6 million, or $(0.04) per share, in the first quarter of 2002. GAAP net loss for the first quarter was $161,000, or $0.00 per share, versus a loss of $1.0 million, or $0.02 per share, in the first quarter of 2002.

At the end of the first quarter, Pinnacor had approximately $48.6 million, or $1.19 per share, in cash, cash equivalents and marketable securities. During the first quarter, the company repurchased approximately 100,100 shares as part of the company's stock repurchase program for a total cost of approximately $130,000.

High-Quality Customer Wins

In the first quarter, Pinnacor signed 50 new contracts for a total new contract value of $3.7 million or $2.5 million on an annualized basis. In addition, the company renewed $2.1 million of annual contract value, resulting in a total $4.6 million of new annual contract value. The company ended the quarter with approximately 540 customers and average contract value per customer grew to $110,000; for our top-200 customers, the average contract value was approximately $270,000. Examples of customers that signed new contracts with Pinnacor in the first quarter of 2003 include PNC Financial Services in the financial services market; Sony Pictures Entertainment in the business information market; and MTS Communications, Inc. in the access solutions market.

"Our strategy to establish enterprise-level relationships with large customers and up-sell them over time has continued to be successful, as over 50 percent of new business last quarter was derived from our existing customer base," commented David Obstler, CFO and EVP, corporate development and strategy. "Having now reached EPS breakeven, we remain firmly on track to meet our guidance of being cash-flow positive by the fourth quarter."

Guidance for the Second Quarter

The following statements are forward-looking statements based on current expectations, and actual results may differ materially due to various risks and uncertainties, including those described in documents filed by the Company with the SEC. These statements do not include the potential impact of any mergers, acquisitions or other business combinations that may be completed after March 31, 2003.

For the quarter ending June 30, 2003, Pinnacor projects:

o      Revenues in the range of $8.2 million to $8.4 million
o      EBITDA in the range of $450,000 to $550,000
o EPS in the range of $0.00 to $0.01, excluding approximately $165,000 of amortization of identifiable intangible assets and stock-based compensation
o      Cash burn from operations of $0 to $500,000

For the year ending December 31, 2003, Pinnacor projects: |X| Revenues in the range of $33 million to $35 million |X| EBITDA in the range of $2.0 million to $3.0 million

o EPS in the range of $0.02 to $0.04, excluding amortization of identifiable intangible assets and stock-based compensation
o Positive cash flow from operations in the third quarter of 2003 and positive total cash flow in the fourth quarter of 2003

Earnings Conference Call Information

Pinnacor will host a conference call today at 4:30 p.m. EST. To participate, please dial 1-877-261-8990. International participants should dial 1-847-619-6441.

To listen to the live Webcast, please connect to www.pinnacor.com. Select "About Pinnacor" at the top of the page, then select "Investor Relations". The Webcast link will be displayed prominently at the top of the Investor Relations page. The call will be accessible using Windows Media Player; participants intending to access the Webcast should have this application installed prior to connecting to the call.

A replay of the call will be available for a week, until Tuesday, May 6, 2003. To access the replay, please dial 1-888-843-8996 (Passcode # 7055454). International participants can replay the call by dialing 1-630-652-3044 (Passcode # 7055454).

PINNACOR INC.
CONSOLIDATED STATEMENTS OF OPERATIONS-UNAUDITED
For the Three Months Ended March 31, 2003 and March 31, 2002

                                                                                               Three Months Ended
                                                                                               ------------------
                                                                                          March 31, 2003     March 31, 2002
                                                                                         --------------     --------------
                                                                                         (in thousands)
REVENUES

Net revenue                                                                                  $ 8,341            $ 9,411

OPERATING EXPENSES
Cost of services                                                                                2,958              2,988
Research and development                                                                        1,782              2,128
Sales and marketing                                                                             1,558              3,116
General and administrative                                                                      1,609              2,120
Depreciation and amortization (1)                                                                 878              1,237
Stock-based compensation (2)                                                                       44               (571)
                                                                                         --------------     --------------
Total operating expenses                                                                        8,829             11,018
                                                                                         --------------     --------------
OPERATING LOSS                                                                                   (488)            (1,607)
                                                                                         --------------     --------------

OTHER INCOME (EXPENSE):
Interest income                                                                                   386                704
Interest expense                                                                                  (59)              (100)
                                                                                         --------------     --------------
Total other income, net                                                                           327                604
                                                                                         --------------     --------------
NET LOSS                                                                                         (161)            (1,003)

Net income (loss) per common share applicable to common stockholders                           $ 0.00            $ (0.02)

Weighted-average number of shares of common stock outstanding                                  40,762             42,377

Net income (loss) applicable to common stockholders, excluding
(1) amortization of identifiable intangible assets of approximately $119,000 and $0 for the three months ended March 31, 2003 and 2002, respectively, included
  in Depreciation and amortization and (2) stock-based compensation                               $ 2           $ (1,574)

Net income (loss) per common share applicable to common stockholders excluding
(1) amortization of identifiable intangible assets of approximately $119,000 and $0 for the three months ended March 31, 2003 and 2002, respectively, included
  in Depreciation and amortization and (2) stock-based compensation                            $ 0.00            $ (0.04)

EBITDA calculated as follows:
Operating loss excluding:
(1) Depreciation and amortization
(2) Stock-based compensation                                                                    $ 434             $ (941)



PINNACOR INC.
CONSOLIDATED BALANCE SHEETS
(in thousands)
                                                                                      March 31, 2003       December 31, 2002
                                                                                      --------------       -----------------
ASSETS                                                                                  (Unaudited)
Current Assets:
Cash and cash equivalents                                                                    $ 21,603             $ 15,098
Marketable securities                                                                          26,981               35,611
Accounts receivable, net                                                                        5,036                5,254
Prepaid expenses                                                                                1,370                1,143
                                                                                      ----------------      ---------------
Total current assets                                                                           54,990               57,106

Property and equipment, net of
accumulated depreciation and amortization                                                       5,152                5,792
Other intangible assets, net of accumulated amortization                                        2,183                2,302
Goodwill                                                                                       34,886               34,875
Other assets                                                                                      698                  794
                                                                                      ----------------      ---------------
Total Assets                                                                                 $ 97,909            $ 100,869
                                                                                      ================      ===============

LIABILITIES & STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable and accrued expenses                                                         $ 3,780              $ 4,613
Current portion of capital lease obligations                                                    1,428                1,576
Deferred revenue                                                                                7,096                8,334
Accrued restructuring expenses                                                                    629                  765
                                                                                      ----------------      ---------------
Total current liabilities                                                                      12,933               15,288

Noncurrent Liabilities:
Capital lease obligations, less current portion                                                   814                1,181
                                                                                      ----------------      ---------------
Total liabilities                                                                              13,747               16,469
                                                                                      ----------------      ---------------

STOCKHOLDERS' EQUITY
Common Stock, .01 par value, 100,000,000                                                          451                  448
 shares authorized and 44,964,646 and 44,848,386 issued and 40,688,312 and
 40,539,207 outstanding at March 31, 2003 and December 31, 2002, respectively
Additional paid-in capital                                                                    225,387              225,121
Treasury stock, 4,409,279 and 4,309,179 shares at
 March 31, 2003 and December 31, respectively                                                  (4,276)              (4,147)
Warrants                                                                                        1,708                1,708
Deferred compensation                                                                            (334)                (118)
Accumulated other comprehensive income                                                            349                  351
Accumulated deficit                                                                          (139,123)            (138,963)
                                                                                      ----------------      ---------------
Total stockholders' equity                                                                     84,162               84,400
                                                                                      ----------------      ---------------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                                   $ 97,909            $ 100,869
                                                                                      ================      ===============

About Pinnacor
--------------
Pinnacor Inc. (Nasdaq: PCOR) is a provider of information and analytical applications to financial services companies and global corporations. The company delivers customized information, applications and tools that help businesses reduce costs through outsourcing and drive new revenue streams. Pinnacor's solutions encompass market data and investment analysis tools for financial services firms; critical business information for the enterprise; and personalized portal applications and messaging services for wireless carriers and ISPs. The company counts Barclays Global Investors, U.S. Bancorp Piper Jaffray, Tribune Media Services, Virgin Mobile and Verizon Wireless among its clients. Headquartered in New York City, the company also has offices in San Francisco, Calif.; Coralville, Iowa; and Jerusalem, Israel. www.pinnacor.com.

                                     # # #

Pinnacor and the Pinnacor logo are trademarks of Pinnacor Inc. All other trademarks are property of their respective owners.

The release contains information about future expectations and plans of Pinnacor's management and prospects of Pinnacor's business that constitute forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. The words "believe," "expect," "intend," "anticipate," variations of such words, and similar expressions identify forward-looking statements, but their absence does not mean that the statement is not forward-looking. Actual results may differ materially from those indicated by these forward-looking statements as a result of various important factors including, but not limited to, the timely development and market acceptance of new and updated products, our ability to expand our infrastructure (including personnel and computer systems) and the effect of competition. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. Readers are also directed to consider other risks and uncertainties discussed in documents filed by the Company with the Securities and Exchange Commission. Pinnacor undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.


                                                             Exhibit 99.2


Introduction

Good evening and welcome to Pinnacor's earnings conference call. By now, you should have received a detailed press release reporting Pinnacor's Fiscal First Quarter 2003 financial and operating results. The press release was disseminated over PR Newswire during market hours today. If you have not yet received that release, you can obtain a copy by going to our web site at www.Pinnacor.com. I would encourage you to visit our site where you will also find this conference call available via Web cast. Speaking on today's call, from Pinnacor, are Kirk Loevner, Chairman and CEO, and David Obstler, CFO and executive vice president, corporate development and strategy. After we have reported our results, we will open up the lines for questions from the audience.

Please note that various remarks that we make on this call about the future expectations and plans of Pinnacor's management and prospects of Pinnacor's business constitute forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by these forward-looking statements as a result of various important factors including, but not limited to, the timely development and market acceptance of new and updated products and the effect of competition. Listeners are cautioned not to place undue reliance on these forward-looking statements, and are also directed to consider other risks and uncertainties discussed in documents filed by the Company with the Securities and Exchange Commission. And with that, I'll turn the call over to Kirk.


Kirk Introduction

Thank you for joining us. I'll start by giving an overview of Pinnacor's progress in the first quarter of 2003, and then I'll discuss some industry trends that, we believe, point to growth opportunities for our company. I'll then review our progress and outlook in each of our three target markets, before handing the call over to David to provide details of our financial results.

First Quarter Overview

We are pleased to report our fourth consecutive quarter of positive and growing EBITDA, as well as our first EPS profitable quarter before stock based compensation and amortization of intangibles. This is another significant milestone for the company. Our balance sheet is very strong, with $1.19 per share in cash, cash equivalents and marketable securities at the end of the first quarter, and we are on track to achieve our goal of turning cash-flow positive by the fourth quarter of 2003.

We also reported a second consecutive quarter of revenue growth. In Q1, we recognized the first full quarter of Inlumen revenue, we signed $3.7 million of high quality new contract value, or $2.5 million on an annualized basis, and we continued to reduce controllable churn. One of our most valuable assets continues to be the strong relationships we have with our existing customers. Over 50% of new business this quarter came from existing customers, and we continue to believe that there is significant opportunity for future growth from our customer base. We are also now seeing meaningful revenue streams from some of our variable deals, particularly in the Access and Financial Services market. Variable revenue was over $600,000 in the first quarter.

One key initiative in the first quarter was the integration of Inlumen. We consolidated several vendor contracts in instances where Pinnacor had existing agreements with Inlumen information vendors. This will generate annualized cost savings of over $1 million by the end of 2003. We integrated several products from the Inlumen product suite, such as their powerful alerting and real-time streaming capabilities, into our product platform. We also began the migration of Inlumen's 55 customers onto our unified technology platform, which we expect to have completed by the end of the year. In addition, we have been able to upsell these Inlumen customers with additional Pinnacor products. For example this quarter we expanded our relationship with Muriel Siebert & Co., and we have a number of opportunities for upsells with major financial institution customers in the second quarter pipeline. Overall, the Inlumen acquisition has been a great success, and we believe that we will see a very high return on investment from this acquisition.

Although we are focused on revenue growth, we continue to operate the business more efficiently every quarter. We have a number of initiatives in place to further reduce costs for licensed information, connectivity and development. During the past few quarters we have began utilizing offshore development resources for some development and quality assurance work. This has the dual benefit of lowering our costs for that project work, as well as allowing our core development team to focus on growth-oriented new product development. To date, we have successfully completed several projects offshore, and we plan to expand that initiative in future quarters.

We continue to make solid progress on our product pipeline. This morning we announced the launch of our goal-based planning tools, which we expect to be a valuable extension in our enterprise sales efforts to a range of financial institutions. We also made substantial progress on a new suite of mutual fund applications and an enhanced news engine, which combines the filtering, searching, alerting and streaming capabilities of the former Stockpoint, ScreamingMedia and Inlumen news engines into a single platform.

On the infrastructure side, we launched the first phase of our new redundant data center in New Jersey, which provides Disaster Recovery services for our primary data center in Iowa. This effort enhances reliability for our customers, and reinforces our message that Pinnacor provides enterprise-class technology and information solutions.

Overall, despite the continued difficult environment, we continued to make considerable financial and operational progress in the first quarter.

Industry Growth Drivers

Going forward, we have positioned the company to take advantage of long term growth opportunities. I'd like to discuss a few factors that we believe will create increasing demand for our solutions over time.

Internal cost pressures and the evolution of technology such as Web services are strong drivers that are leading companies towards outsourced solutions such as those provided by Pinnacor. Compared with in-house licensing of information and development efforts to build sophisticated applications, Pinnacor's outsourced solutions allow our customers to launch better Web sites far more quickly, and to greatly reduce both their upfront investment as well as the ongoing cost of maintenance.

Secondly, financial institutions and other corporations are investing in their online properties and intranets as an effective channel for communicating with and providing services to their customers and employees. The sophistication and functionality of our customers' websites & intranets continues to grow. Due to our recurring revenue model, incremental investment by our customers in their online solutions translates into revenue growth opportunities for Pinnacor.

Additionally, as our customers look to upgrade their online properties, we are seeing a drive towards vendor consolidation. The winners will be those with the broadest product sets, a customer-focused business orientation, and a solid financial footing. We believe we compete well on all these criteria and expect to continue to win vendor consolidation contracts moving forwards.

In addition to these high-level trends, we are well-positioned to take advantage of specific growth opportunities within our target markets. In the financial services market, certain financial products such as Exchange Traded Funds, 529 College Savings Plans, Rollover IRAs, options and mutual fund investing in general have seen huge growth in popularity. As demand for these products grow, financial institutions are investing in online tools for marketing and reporting on these investments.

The shift away from a transactional business model towards an advisory relationship is also creating a need for a new set of online tools to support deeper advisor-client relationships. Mutual fund companies, who have traditionally had minimal online presences compared to their sell-side counterparts, have recently started making significant investments in online sales and reporting tools. Major corporations are increasingly providing online advice to employees that are enrolled in their 401k plans. And finally, the diversification of insurance companies, mutual funds complexes and retail banks into the broker- dealer industry is creating new customers for Pinnacor in our core market.

In the business information market, we are benefiting from the continued investment in corporate portal technology by global corporations. Relevant business information and compelling "convenience content" is a key component in most portal implementations to increase employee productivity. IDC estimates that the market for Corporate Portals was $550 million in 2001 and is expected to grow at 41% per year through 2006. Through our strong relationships with a number of the leading portal vendors such as IBM and Plumtree, we believe we can capture a portion of that growth.

The access market also shows good potential, as wireless carriers and other access providers continue to invest in compelling content and applications that drive usage of communications networks and information access devices. In the wireless industry, not only are subscriber numbers growing, but the market for wireless Data and Value Added Services is expected to grow over 60% a year from $1 - $2 billion in 2002 to over $10 billion in 2006 according to Deutsche Bank Securities. US wireless carriers still derive less than 2% of their revenue from these high-margin services, compared with over 15% in more mature markets such as Japan.

While we see our largest long-term opportunity in the financial services market, we believe that the diversification of our revenue across 3 target markets, each with strong growth opportunities, is a key strength of our business.

Segment Operating Review

Now I'll discuss our performance and plans in our target markets:

Financial Services

The financial services market accounts for approximately 62% of our revenue, and our customers in this segment spend on average $93,000 a year with Pinnacor. In the first quarter we signed up new customers such as PNC, which was referred to us through a successful relationship with their Black Rock business unit, as well as growing our relationships with customers such as Brown & Company, M&G and Allied Irish Bank. We continued the expansion of our financial channel initiatives, adding aggregation technology vendor Yodlee as a customer and expanding our relationships with Financial Fusion and Certegy. We are winning new business based on the strength of our tools, our ability to customize and integrate our solutions rapidly, and the breadth of our product suite.

As I mentioned, we just launched a suite of goal-based planning tools and have made substantial progress on a suite of advanced mutual fund tools that will include screening, comparative analysis, visualization and portfolio optimization capabilities. These tools will enhance our capabilities to sell into mutual fund and retirement plan providers, as well as strengthening our offering to the brokerage and banking segments. We also launched our new showcase site, finance.pinnacor.com (no www), where you can view demos of some of our financial applications.

Business Information

The business information market now accounts for 22% of our revenue, and our customers in this market spend an average of $30,000 per year, or $54,000 for intranet customers only. We continue to find success in the growing intranet market, both through direct deals with companies like Skillsoft and Verizon Data Services, as well as through channel partners like Tribune Media Services who added Discover and Northern Trust as customers, and Plumtree who brought us ConAgra Foods. We expect our relationship with IBM to ramp up over the next few quarters as the number of qualified prospects they bring our way is growing rapidly.

We are launching several new financial applications into the portal market, which will allow us to fulfill employee benefits needs. We are also upgrading our news searching capabilities with more options for keywords, publication types, tickers and other criteria. These searches can be saved by individual users and can be made to trigger either scheduled or event-based alerts. We also continue to enhance our portal integration framework, allowing us to more easily integrate our applications with our partners' platforms.

Access Solutions

The Access market now accounts for approximately 16% of our revenue, and the average customer spends $170,000 per year with Pinnacor. In the quarter, we expanded relationships with ISPs such as NewStreets, added wireless customers such as MTS Communications, and expanded our relationship with customers such as Virgin Mobile, who contracted with us to add polling applications to their solution. We also gained meaningful variable revenues from the growth in our customers' business. Virgin Mobile, for example, recently announced that they acquired 500,000 customers in their first nine months of operation in the US. These customers have downloaded more than 700,000 ring tones and sent or received nearly 50 million text messages.

We continue to expand our capabilities and solutions for wireless carriers, as we upgrade our portal framework, add new content and enhance our downloadable platform.

Now I'll hand the call over to David to discuss the detail of our financial results.



David Obstler

Thanks, Kirk -- and good evening everyone.

Financial Review

Before providing the financial results for Q1, I'd like to highlight some noteworthy achievements since our last earnings call. Our net income, excluding stock based compensation, amortization of intangible assets and restructuring charges, was positive in Q1 for the first time since our IPO, getting us past break even EPS. We are proud of achieving this milestone, particularly considering the continued difficult economic environment. Additionally, we reported our fourth consecutive quarter of growing and positive EBITDA, demonstrating our continued revenue stability and commitment to responsible cost management.

Now, I'd like to discuss the first quarter 2003 performance in detail. Beginning with Revenues:
Q1 03 revenues were $8.3 million, an increase from $8.2 million in Q4 and down from $9.4 million in Q1 02.

In Q1, we signed 50 new deals for a total new annual contract value or ACV of $2.5 million, including approximately $170,000 of one-time over-limit fees. Our strategy to establish solutions-based relationships with large enterprise customers and then upsell them over time has continued to be successful. As a result, 52% of our new annual contract value in Q1 was derived from our existing customer base.

We also renewed $2.1 million of annual contract value for a total of $4.6 million in new annual contract value in Q1. Our renewal rates increased slightly to 71% from 69% last quarter, and we expect renewal rates to remain in the 70% range due to the continued strengthening in the quality of our customer base and the increasingly embedded nature of our solutions which creates higher switching costs.

In the first quarter, we continued to experience a reduction in our lost recurring ACV, which consists of non-renewals and contracts that churn outside of their renewal dates, reporting $2.5 million, down approximately 15% from $2.8 million in Q4 and 40% from $4.1 million in the same period last year. We expect lost recurring ACV to continue to decline throughout the remainder of 2003.

We ended Q1 with total annual contract value of $36.0 million. The weighted average term of all our contracts is 20 months, and so our total contract value was $59.3 million at the end of the quarter, of which 85% was from enterprise accounts. This "tail" creates a backlog of contracted but as yet unrecognized revenue of $36.2 million, of which $27.0 million is due to be recognized over the next twelve months. Our average contract value per customer increased to $110,000, a 10% increase over last quarter and a 20% increase from the same period last year. We currently have over 100 customers with contract value greater than $100,000 and our top 200 customers have an average contract value of approximately $270,000.

I will now discuss the cost side of the Pinnacor business:

Gross profit was $5.4 million or 65% of sales, compared to 64% of sales last quarter. Gross margins were slightly higher in Q1 due to a reduction in content and connectivity costs. We will continue to realize lower content and connectivity costs resulting in growing gross profit margins throughout the year.

Total operating expenses, excluding cost of sales, depreciation and amortization and stock-based compensation, for the first quarter were $5.0 million, flat with Q4 02 and a 32% reduction from $7.4 million in Q1 02.

For the fourth straight quarter, we achieved growing EBITDA profitability, reporting $434,000 of EBITDA versus our last quarter's guidance of $300,000-$400,000. This compares to $251,000 of EBITDA profitability reported in Q4 02, and is a significant improvement from the $941,000 EBITDA loss reported in Q1 02. This demonstrates the Company's significant turnaround and the dramatic transformation of its financial profile in the last two years.

As mentioned earlier, we attained positive net income, excluding amortization of intangible assets and stock based compensation, of $2,000, achieving break even EPS or $0.00 per share versus last quarter's loss of $204,000 or $0.01 per share and a $1.6 million loss or $0.04 per share in the first quarter of 2002.

Turning to the balance sheet:

At the end of the first quarter, Pinnacor had approximately $48.6 million in cash, cash equivalents and marketable securities, or $1.19 per share. Cash burn from operations before restructuring-related payments was approximately $1.1 million versus a burn of $400,000 in Q4 02. The increase in cash burn was due to the payout of bonuses and the timing of an additional pay period in the quarter totaling approximately $1 million. We also spent approximately $630,000 related to capital expenditures and the payment and buyout of capital leases. Our balance sheet continued to strengthen in Q1 with accrued restructuring liabilities and capital lease obligations down to $629,000 and $2.2 million, respectively. These accounts are expected to decline throughout 2003 and end the year at $450,000 and $1.2 million We also continue to proactively manage collections with DSO's at a steady 55 days.

Stock Repurchase

In Q1, we purchased approximately 100,000 shares for $130,000, reflecting our Board's and management's confidence in the Company's long term potential. This brings our total for the last 12 months to approximately 2.85 million shares repurchased for a total of approximately $3.3 million. We continue to see our Company's stock as an outstanding investment.

GUIDANCE

Now, I'd like to provide you with guidance for Pinnacor for Q2 03 and the remainder of 2003. Before I begin, I must remind participants that the following statements are forward looking statements based on current expectations, and actual results may differ materially due to various risks and uncertainties including those described in our most recent 10K.

First, revenues:

We expect revenues to be relatively flat in the second quarter of 2003 at between $8.2 and 8.4 million. Based on early Q2 trends and our slight cyclicality favoring Q2, we expect ACV adds to be higher in Q2 than Q1 and lost recurring ACV to decline in Q2 over Q1. We expect full year 2003 revenue to be in the $33 - $35 million range. Due to our subscription revenue model, 80-85% of our 2003 revenue forecast is already booked.

Turning to the cost side:

We expect our gross margins to grow from 65% in Q1 to at least 67% in Q4 due to reductions in content and connectivity costs. For full year 2003, we are forecasting gross margins to be approximately 66%.

Total operating expenses (excluding cost of sales, depreciation and amortization, and stock-based compensation) are forecasted to be $5.0 million or lower per quarter throughout 2003.

We expect EBITDA profit will increase to between $450,000 and $550,000 in Q2 and to gradually grow throughout 2003. We expect 2003 EBITDA to be between $2.0 and $3.0 million, as previously guided. Depreciation excluding intangible amortization is expected to decline from $760,000 in Q1 to $600,000 in Q4.

Earnings:

Excluding stock based compensation and the amortization of intangible assets of approximately $165,000 each quarter, we expect EPS to be in the range of $0.00 to $0.01 in Q2 2003 and between $0.02 and $0.04 for the full year on approximately 40.8 million shares.


Cash:
Finally on cash flow, we are projecting cash burn from operations in Q2 to be between $0 and $500,000, with an additional $750,000 - $1,000,000 related to capital leases and capital expenditures. As previously guided, we expect cash burn from operations to be positive in Q3 and total cash burn to be positive by the fourth quarter of 2003. And now, I'd like to open up the call to our audience for questions.


Q&A SECTION

Question #1: Steven Tannenbaum, GreenWood Capital

Steven: Hi, good quarter guys, thanks a lot. I have a couple of questions. The first silo that you were talking about for percentage of revenue - was that 60% percent from financial institutions?

David Obstler: 62% of revenues were from financial institutions. That includes sales to financial institutions and sales of financial data to non-financial institutions like ISPs, etc.

Steven: In the 16% Access silo, are you including ring-tones too? How fast is the ring-tone business growing?

David: Our revenues from Access increased over 100% from the fourth quarter to the first quarter. We have been in a ramping period in our relationship with Virgin. We are not able to give specific dollars amounts but it has been a rapidly growing source of revenue for us and contributes to the growth of the variable portion of our revenue, which we said was over $600,000 in the first quarter.

Steven: I am having trouble with the math on the annualized revenue verses the contractual wins. If you are winning about $2 million a quarter in contracts on an annualized basis, then how do we only end up with revenues up $2 million for the entire year? Wouldn't that on an annualized basis be adding somewhere in the neighborhood of $8 million?

David: We have also been trying to give some guidance on lost contract value as well. We said that $2.5 million of recurring contract value was lost in the first quarter, so it's really the balance between the added contract value and the lost contract value that produces the revenues for the subsequent quarters.

Steven: In terms of lost contract value, what percentage of that is subscriptions not being renewed? Are you hitting like a 90% win rate on your re-subscribing?

David: No, we said we had a 71% renewal rate. The renewal rate has been in the mid- 60's to around 70 % in the last few quarters. We have a couple of components in lost contract value, the first of which is non-renewals and in some cases renewals that down-sell similar to the upsells in the new adds. Then, we have some contracts which churn intra-contract, which means that either the customer goes out of business or the customer has some sort of out. These are the three components of lost contract value.

Steven: Describe to me your relationship with IBM that is growing?

Kirk: We have a close working relationship with their portal group and we have a set of content and content-based applications that are integrated into their portal software that they resell to companies. The specific arrangement to date has been that we have bundled our content and applications with some demos that they then send out to customers so that the customers can try our software and then turn on accounts from there.

David: I want to add that we have recently formalized this relationship with IBM, so that we are selling through their portal. They have long been a referrer of business, and our ability to integrate into their portal has brought us both ISP and intranet business. These deals were done directly but the leads have been generated from an IBM relationship.

Steve: You say this is a growing relationship, can you characterize where it is now in terms of some metric, whatever you want to use, and describe the growth you are anticipating for it?

Kirk: We aren't breaking out specific numbers on this, but we had several account wins to date, related to, as David mentioned, both with referrals and with our newer bundling relationship and we think we will have significantly more accounts going forward. In terms of being a little more specific, we had 3 or 4 enterprise customers to date, emanating from that relationship and we expect that to multiply going forward in Q2 to Q4.

David: As a referral source, I think we calculated around $500k of ACV to date with a few customers, and that is before going into this resell and channel relationship.

Steven: My final question is, given the state of the company at the moment, where the cash burn has been reduced and certainly the future cash burn seems to not be a problem, and we are sitting on a ton of cash, when is the time to put that cash to work? You have cheap stock here and I'm looking at Keynote and other companies that are doing Dutch tenders? What are your thoughts on that? Has the Board discussed buying back stock in some other maneuver besides 100,000 shares per quarter?

David: We said we bought back almost 3 million shares, since we started buying back stock. Some of that was in large blocks, some of that was in our stock repurchase program. We have been buying back shares but we have volume limitations, so we have from time-to-time looked at blocks. The other uses are re-deployment back in our business as well as acquisitions, as we said, such as the Stockpoint and Inlumen acquisitions.

Kirk: We have historically been very careful with our cash in the last few years. In the last two years we acquired Stockpoint and more recently Inlumen, and so we generally look long and hard before we deploy that cash.

Question #2: Steve Gear, Westminster Securities

Steve: Hi, congratulations on some more improvement here. Can you comment on the gross margin or any gross margin trends within the different components of your revenue base?

David: I think as I mentioned the largest factor in the cost of sales has been content cost, connectivity and people. We have been able to leverage our major content relationships across three business units and we have made some acquisitions and have been successful, as I mentioned, in reducing our content cost, and continue to do so. These savings have been layered in and will be realized over the course of the year resulting in gross margin improvement. The gross margin was actually 64.5% this quarter and will be 67% or higher in the 4th quarter. We are doing the same things in the connectivity and telecom area and other than that I think we are finding the core gross margin in our business to be fairly stable and we will continue to improve on that by cutting our cost in content, connectivity, etc.

Steve: Would it be fair to say that you have a target about what a normalized gross margin should be? Is around 70% a good place to look at now?

David: Our gross margins in our business and in our history have been between 65-70% and we are currently at 65%. Part of that is that we have been allocating more customization, more people up into cost of sales over time. Some of it is an allocation issue as we have changed and refined our methodology; but most of it is the variance between the 65-70%; I think we said that our gross margins are going to rise from 65% to 67% or 68% by year-end.

Kirk: The other positive factor is that more and more of our sales have a larger application component, as opposed to having a pure content sale, and those would tend to be higher margin types of business.

Steve: Therefore, whatever extra people or time you might need for the larger application projects is more than offset by the gross margins and anything else.

David: That tends to be the case. The non-content parts of our deals have tended to have slightly higher gross margins than the content portion.

Question #3: Brian Horey, Equity Growth Management

Brian: Hi - a few questions. You said ACV was $36 million this quarter. Can you remind me what it was last quarter?

David: ACV last quarter ended at $37.5 million.

Brian: In the Access area, you talked about Virgin Mobile, and I think you mentioned some other statistic or some other products that were doing well. Can you just rehash that color that you gave on the business?

David: The Access business really has two major components, the wired and the wireless. In the wired area we continue to win new contracts and to upsell ISP's. I think we mentioned Cox Communications and NewStreets is a customer that we upsold this time. Whether it is financial or news or analytics, we continue to provide value add to ISP's. The other area has been in wireless providers, which we talked about this quarter and past quarters, Virgin Mobile, Verizon, Rural Cellular, MidWest and we sold Manitoba Wireless this time. These tend to be portals with technology behind them, content, messaging, alerting, etc. We found that our product line has a good take rate there and have been able to get a carrier or two every quarter. That has been a source of growth, not only in the technology sale, but also in the subsequent variable or per message or per ring tone that comes thereafter.

Brian: Do you have any comparable stats to the gross rates, say in SMS traffic that you are handling? For example you talked about ring tones doubling every quarter - are there any SMS metrics that are meaningful or interesting?

Kirk: Just to be clear, we don't today provide SMS messaging capability. We provide SMS content. We do see an uptake and increase in our SMS related volume. I don't think we've given specific statistics on this to date. A bigger part of our variables today comes from the download of ring tones. There are other opportunities in downloadable beyond ring-tones; graphics, photos, games, screen-savers. There are a bunch of opportunities beyond ring-tones and content, which is smaller today, which we push out through SMS.

David: We have too small a sample set to be able to give information on the growth rate of ring-tones. In our relationship we have had substantial growth in the past couple quarters. But, it is too early in the evolution of the downloadable market to have enough data points to give a meaningful statistic on the growth rate of ring-tones.

Brian: Can you talk about what growth in variable revenue was overall from quarter to quarter? You said it was a total of $600k this quarter. Can you talk about what it was last quarter?

David: Our variable revenues almost doubled between Q4 and Q1 largely due to ramp up in some of our relationships both in the financial and the access side.

Kirk: That variable number includes some increases in usage base fees that we had from a couple of financial customers as well.

Brian: You talked about saving a million dollars on an annualized basis from the Inlumen integration. How much of that do you think you realized in the quarter? Do you have a ballpark figure on that?

David: I would say that comment was only about content. There are many different ways that we have been able to save costs from Inlumen. It is going to evolve over time and most of it will start in the second quarter. The major renegotiations were not in effect in the first quarter so the savings of the million dollars had very little impact on first quarter results, if any. The major relationships are all in front of us starting in the 2nd quarter. That is when the impact really starts. And then there will be impact in the remaining two quarters after that.

Brian:  Do you have a capex estimate for the end of year?

David:  We haven't provided that.

Brian: How about cash level at the end of the year? Have you given any forecast on that?

David:  We have not given any forecast on that.

Brian: Can you comment on the temperature of the M&A market place? Whether you are seeing more or less opportunities? And generally how does the field look as compared to 90 days ago?

Kirk: I would say that there is no change from previous quarter reports that we have given. We continue to look on a very opportunistic basis for opportunities but I wouldn't say that there is any significant change. David may have a comment on that.

David: I think that there are a number of smaller companies that are looking for exit strategies and there is steady deal flow on the supply side. There has tended to be more of a match of valuation thoughts each quarter. And, I think the number and quality of the targets is also increasing.

Question #4: Aram Fuchs, Fertilemind Capital

Aram: I just want to second one of the previous caller's ideas of doing a public tender. With the small liquidity you are getting on the dollar basis compared to the large amount of cash, I think you are just getting a couple grains of sand off of a big beach every quarter and by buying $150k last quarter, it is not going to do that much to push the needle. But a public tender might do that. Secondly, it is just a question on the sales strategy. Of these new products that you are announcing, are they going to be selling into the same people that you are selling to now? Or is it a whole new sales process?

Kirk: Thanks for your comments on the tender idea. I appreciate your thoughts. The products you are referring to are the planning products we announced this morning, and consist of some retirement tools and some education and other general financial planning tools which can be purchased either individually or together. We think that those will help us better serve our existing financial customers who are increasingly integrating planning into their customer marketing and relationships, but also help us in the business information segment. We are able now to portletize, to take a number of our financial tools and make them into portlets of information that we can sell through our portal relationships. We think it will also help us go beyond some of the retail and self-directed type of financial accounts, into more broker/dealer advisor type of accounts. But, it is our same sales force and the products are really an extension of our existing product line.

Aram: But just to make one distinction, the products that you are selling now are for the self-directed investor; but your buyer, the buyer at the broker/dealer does he buy for the retail as well as for the high end wealth manager? Or is it two separate IT groups?

David: That depends on the financial institution. For the larger financial institutions such as the money center banks or major brokerage firms, they would be two separate buying groups. And as you get into more of the regional brokerage area, potentially the insurance company going into brokerage, it would be the same buyer. Most of our products are for the self-directed investor. Some of our new product line has some applicability to the advisor side or the communication between the advisor and their customer, but most of it is self-directed.

Question #5: Hal Berry, Graham Partners

Hal:  Can you give what cap ex was in the first quarter?

David: Q1 was $631,000. That is a combination of two things. A combination of capital lease payments which were $515,000 for the repayment of capital lease obligations and cap ex was around $115k. It is declining because our capital leases are going down, but we have had around $500,000 or more of capital lease payments to pay down.

Hal: Was the cost of the New Jersey center in Q4 and Q1, or is that going to be in this quarter?

David: No, half was in Q4, because it came from Inlumen and all of Q1. That's all the cost related to the New Jersey Data center. All the costs related to the New Jersey Data center are in Q1. There are some capital expenditures that were spent in Q1 and will be spent in Q2 related to the redundant data center, DR, which is between New Jersey and Iowa.

Hal: The 71% renewal rate, assuming that obviously does not take into account the churn out side of $2.5 million. It is nice to see that number turning down. It is nice to see that number trending down. It is still around 7% as a % of ACV. Where do you see that heading as you look at the quality of the customer based, which I assume is improving? Where would you see that as a percentage base or whatever kind of metric you can give, going forward?

David: The churn and/or collections of people who did not pay their bill, was around $750 to $1 million. We see that going down for two reasons. One, we are really through in many ways having customers default on us, and say, `I can't pay you intra-contract'. That really isn't part of our situation any more. Our bad debt was down to around $150k last quarter. We see it declining from there, so that really isn't a factor. So that is one factor that will help improve this. The second is, that our contracts that we had outs in are generally the oldest contracts and all our new contracts have no outs so there really isn't an opportunity to churn. So if you are credit worthy customer and you have no outs you generally are not churning interest. So we see that problem going down every quarter, making progress on that and becoming not a substantial part of the equation as the year goes on.

CLOSING COMMENTS

If there are any other questions after the call, please don't hesitate to give myself or David a call. Before we sign off, I'd like to let everybody know that we will be presenting at the AeA Microcap Conference which is May 13th & 14th in Monterrey, California, which is free for investors to attend. After the conference we'll have a web cast of the event available on our corporate website. Thank you all for joining us today, and we look forward to updating you again at the end of next quarter.